Contact:   Robert J. Symon                            For Immediate Release
           214-887-2000


TRIANGLE PACIFIC CORP. COMPLETES
ROBBINS/SEARCY ACQUISITION


Dallas, Texas, April 1, 1997 - Triangle Pacific Corp. (TRIP-NASDAQ) announced today that it completed the acquisition of the residential flooring operations of Robbins, Inc. and Searcy Flooring Co., Inc. on March 28, 1997. The acquired businesses will operate under the name Robbins Hardwood Flooring, Inc., a subsidiary of Triangle Pacific Corp. and a part of its Flooring Division.

James H. Stoehr, Jr., President of Robbins, Inc., confirmed that Cincinnati-based Robbins, Inc. will continue to manufacture and market Robbins Recreational Sports Flooring, both synthetic and maple. Robbins is the nation's leading marketer of interior sports surfaces, with manufacturing plants in Wisconsin, Michigan, and Ohio.

Triangle Pacific is the world's largest manufacturer of hardwood flooring and is a major producer of kitchen and bathroom cabinets.